EXHIBIT 23.1


                           CHANG G. PARK, CPA, PH. D.
                 371 E STREET CHULA VISTA CALIFORNIA 91910-2615
         TELEPHONE (858) 722-5953 FAX (858) 761-0341 FAX (858) 764-5480
                           E-MAIL changgpark@gmail.com






April 29, 2008



TO WHOM IT MAY CONCERN:


The firm of Chang G. Park, CPA consents to the inclusion of our report of March 7, 2008 on the audited financial statements of Lifestyle Choice Meals, Inc. as of June 30, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.




Very truly yours,




/s/ CHANG G. PARK
______________________
    Chang G. Park, CPA







        MEMBER OF THE CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
          REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD